Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements and consolidated financial statement schedule of Coach, Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting dated August 19, 2016, appearing in the Annual Report on Form 10-K of the Company for the year ended July 2, 2016.

/s/ Deloitte & Touche LLP

New York, New York
July 11, 2017